EXHIBIT 4.26

Deed of settlement and release – Mr Peter B Scott

National Wealth Management Services Limited

ABN 97 071 514 264

National Australia Bank Limited

ABN 12 004 044 937

and

Peter Brooke Scott

Terms of Settlement and Release Agreement

THIS AGREEMENT is made on                                                                                                        200

PARTIES

NATIONAL WEALTH MANAGEMENT SERVICES LIMITED

ABN 97 071 514 264

of Ground Floor, 105-153 Miller Street, North Sydney, New South Wales 2060

(“NWMSL”)

NATIONAL AUSTRALIA BANK LIMITED

ABN 12 004 044 937

of 24th Floor, 500 Bourke Street, Melbourne, Victoria 3000

(the “Bank”)

NWMSL, and the Bank and its Subsidiaries, being collectively referred as the “National” in this Agreement

and

PETER BROOKE SCOTT

(“Mr Scott”)

RECITALS

A                                      Mr Scott is currently employed by NWMSL as Executive General Manager, Wealth Management.

B                                        Mr Scott will continue in his role as Executive General Manager, Wealth Management, until 31 January 2005, at which time he will relinquish the said role and will provide ongoing employment services to the National until the Termination Date.

C                                        The revised contract of employment between NWMSL and Mr Scott will end on the Termination Date.

D                                       This Agreement supersedes any other agreements, understandings, arrangements or negotiations between the National and Mr Scott relating to Mr Scott’s employment and the termination of his employment with NWMSL.

E                                         The National denies any liability to Mr Scott.

F                                         In order to avoid the time and costs of any possible proceedings, the parties have agreed to settle all matters between them on the terms contained in this Agreement.

AGREED TERMS

1                                         Definitions and interpretation

1.1                               Definitions

In this document, unless the context requires otherwise:

“Agreement” means this document.

“Business Day” means a day on which the National is open for general banking business in Melbourne, excluding Saturdays, Sundays and public holidays.

“Claims” means actions, suits, proceedings, causes of action, claims, liabilities, damages, costs and demands.

“Confidential Information” means: any trade secrets, process, formulae or other confidential information relating to the business affairs, accounts, works, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents, material, meetings, minutes of meetings, disputes, and all matters relating to any litigation, threatened litigation, investigations, inquiries, judicial or quasi judicial proceedings or other information whether in writing or otherwise concerning the National or any of its Subsidiaries or any clients or suppliers to which Mr Scott gained access, whether before, during or after his employment with NWMSL. Where there is any doubt about whether information is confidential it will be deemed to be confidential information unless the parties otherwise agree.

“Corporations Act” means the Corporations Act 2001 (Cwth) as amended and in force from time to time

“ESOP” means an executive or employee share or option plan in which executives or employees of the National or any of its Subsidiaries may participate from time to time.

“Group” means the Bank and its Subsidiaries.

“Pre-1 February 2005 Compensation Package” means the compensation package and leave entitlements referred to in clause 2.4.

“Post-31 January 2005 Salary” means the compensation referred to in clause 2.5(b).

“Options” means options, and any other rights (including performance rights), to acquire or subscribe for Shares or other securities issued by the Bank.

“Shares” means ordinary shares in the capital of the Bank.

“Subsidiaries” has the meaning given to that term in the Corporations Act.

“Termination Date” means 31 July 2005.

“Wealth Management” means the Wealth Management division of the Group.

1.2                               Words and expressions

In this document, unless the context requires otherwise:

(a)                                  the singular includes the plural and vice versa;

(b)                                 words denoting any gender include all genders;

(c)                                  where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)                                 a reference to a party, clause or annexure is a reference to a party, clause or annexure to or of this document;

(e)                                  a reference to this document includes any annexures;

(f)                                    headings are for convenience and do not affect interpretation;

(g)                                 the recitals to this document are adopted as and form part of this document;

(h)                                 a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(i)                                     a reference to “$” is a reference to Australian currency;

(j)                                     a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(k)                                  a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;

(l)                                     words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;

(m)                               a reference to any legislation or to any provision of any legislation includes:

(i)                                     any modification or re-enactment of the legislation;

(ii)                                  any legislative provision substituted for, and all legislation, statutory instruments and regulations issued under, the legislation or provision; and

(iii)                               where relevant, corresponding legislation in any Australian State or Territory;

(n)                                 no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this document or any part of it; and

(o)                                 the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.

1.3                               Other rules of interpretation

In this document, unless expressly provided otherwise:

(a)                                  (method of payment) any payment of money by one party to another will be made in Australian currency by bank cheque or by credit of cleared funds to a bank account specified by the recipient;

(b)                                 (Business Days) if:

(i)                                     the day on or by which any act, matter or thing is to be done is a day other than a Business Day, the act, matter or thing will be done on the next Business Day; and

(ii)                                  any money falls due for payment on a date other than a Business Day, that money will be paid on the next Business Day (without interest or any other amount being payable in respect of the intervening period).

2                                         Role

2.1                                 Mr Scott will continue to be employed by NWMSL until 31 January 2005 as Executive General Manager, Wealth Management, and until that date he will act in good faith as an employee of NWMSL.

2.2                                 The National will continue to provide appropriate office accommodation and technology support to Mr Scott until 31 January 2005.

2.3                                 From 1 February 2005 until the Termination Date, Mr Scott will continue as an employee of NWMSL and will:

(a)                                  provide assistance to the National in an advisory capacity, as may reasonably be required by the National from time to time; and

(b)                                 advise the National in a timely manner of any issues, concerns or matters of which he is aware relating to the management or operations of Wealth Management.

2.4                                 NWMSL will continue to provide to Mr Scott until 31 January 2005:

(a)                                  the total employment compensation package; and

(b)                                 sick leave, annual leave and long service leave,

he is eligible to receive as at the date of this Agreement.

2.5                                 From 1 February 2005:

(a)                                  until the Termination Date, Mr Scott will provide assistance as and when reasonably required by the National;

(b)                                 subject to clause 2.5(c), NWMSL will pay to Mr Scott a compensation package of $115,000, which is inclusive of salary, employer-funded superannuation, car leasing and car parking, accrued annual leave and long service leave, until the Termination Date;

(c)                                  NWMSL will continue pay the cash component of Mr Scott’s compensation package referred to in clause 2.5(b) in arrears, in equal fortnightly instalments until the Termination Date; and

(d)                                 Mr Scott will not be entitled to receive any short-term or long-term incentive awards, payments or any bonuses, shares, options or performance rights, other than his eligibility to receive any prorated short-term incentive under the Group’s Executive Incentive Plan in respect of the 2004/05 year, as described in clauses 3.2 and 3.3.

2.6                                 Mr Scott’s employment with NWMSL will terminate on the Termination Date.

2.7                                 Within 14 days after the Termination Date, NWMSL will pay to Mr Scott a gross termination payment of $656,000.

2.8                                 The amounts referred to in clauses 2.4(a), 2.5(b), 2.5(c) and 2.7 will be subject to applicable deductions of taxation as required by law.

2.9                                 As a consequence of Mr Scott’s termination of service with NWMSL on the Termination Date, a benefit from the National Wealth Management Superannuation Plan (the “Plan”) in respect of Mr Scott’s membership of the Plan will be payable by the Plan Trustee in accordance with the provisions of the Plan’s trust deed and rules.

2.10                           Subject to clause 2.11, the National agrees that in the period up to and including 31 July 2005, Mr Scott may accept and undertake non-executive directorships with other companies and consulting activities for other companies if the undertaking of those directorships and consulting activities would not prevent or be inconsistent with the fulfilment by Mr Scott of his obligations under this Agreement.

2.11                           Mr Scott must not, up to and including 31 July 2005, without the National’s written consent, accept employment, a non-executive directorship or undertake consulting activities with AMP Limited, Commonwealth Bank of Australia Limited, Westpac Banking Corporation Limited, Australia and New Zealand Banking Group Limited or St. George Bank Limited (or any of their respective subsidiaries), being direct competitors of the National in the financial services sector.

3                                         Obligations to be fulfilled by the National

3.1                                 NWMSL will:

(a)                                  pay to Mr Scott or on his behalf:

(i)                                     an amount in lieu of accrued and untaken annual leave and long service leave (calculated up to and including 31 January 2005 with reference to the Pre-1 February 2005 Compensation Package) within 14 days after the Termination Date;

(ii)                                  an amount equal to the legal and/or tax accounting expenses incurred by him (up to a maximum of $10,000 inclusive of GST) in relation only to this Agreement, on receipt of invoices from Mr Scott’s solicitor and/or taxation accountant;

(b)                                 pay for outplacement services at the executive level for Mr Scott, using a service provider appointed by the Bank; and

(c)                                  provide a certificate of service to Mr Scott within 14 days after the Termination Date.

3.2                                 Should NWMSL make any payments under the Group’s Executive Incentive Plan in respect of 2004/05 (i.e. for the period 1 October 2004 to 30 September 2005 inclusive), Mr Scott will be considered for a prorated payment in respect of the period of his service with NWMSL from 1 October 2004 to 31 January 2005 inclusive.

3.3                                 Any amount payable to Mr Scott under clause 3.2:

(a)                                  will be based on Mr Scott’s individual performance and the Group’s performance and will be in accordance with the terms and conditions of the National’s Executive Incentive Plan; and

(b)                                 will be made around the same time that any such payments are made to other participants under the National’s Executive Incentive Plan.

3.4                                 The amount referred to in clause 3.1(a)(i), and any payment due to Mr Scott under clause 3.3, will be subject to applicable deductions of taxation as required by law.

3.5                                 Mr Scott will receive approval from the Bank to retain all Shares and all Options granted to him under any ESOP in accordance with the terms and conditions of the original offer of the Shares and Options, including any shares, options or performance rights granted to Mr Scott by any predecessor company (in accordance with the terms and conditions of their original offer) prior to its acquisition by the Bank.

4                                         No admission of liability

The parties agree that this Agreement is not, and must not be interpreted or construed as, an admission of liability by either party to the other for any matter, other than as expressly provided in this Agreement.

5                                         Obligations to be fulfilled by Mr Scott

Subject to clause 6.3, Mr Scott undertakes not to lodge any applications or make any claim against the National or any of its officers, directors or employees pursuant to any law of the Commonwealth or a State relating to unfair termination or other related Claims as referred to in clause 6.1 of this Agreement.

6                                         Release

6.1                                 Subject to clause 6.3 and other than in respect of any Claim:

(a)                                  arising from personal injury arising from his employment with NWMSL;

(b)                                 arising from this Agreement,

Mr Scott releases and forever discharges the National, which expressions shall include all past and present officers, employees and directors from all Claims whatsoever and howsoever arising which Mr Scott now has or may have had or, but for this Agreement, he could or might have against the National arising out of the employment of Mr Scott by NWMSL or the termination of that employment or in the course of or in the termination of any directorships with the National.

6.2                                 Without derogation from the provisions of clause 6.1, upon execution of this Agreement Mr Scott shall take all steps necessary to withdraw and forever stay any proceedings commenced or pending by him against the National in any Court, Commission or Tribunal in respect of any Claim which is released and discharged pursuant to clause 6.1.

6.3                                 Nothing in clauses 5 or 6.1 shall limit or affect Mr Scott’s right to prosecute a Claim against the National should it be discovered at a later date that the National had deliberately defrauded Mr Scott.

6.4                                 Subject to clause 6.6 and other than in respect of any Claim arising from this Agreement, the National releases and forever discharges Mr Scott from all actions, suits, proceedings, causes of action, claims, liabilities, damages, costs and demands whatsoever which the National has or which but for this Agreement, the National could or might have had against Mr Scott arising out of the employment of Mr Scott by NWMSL or the termination of that employment.

6.5                                 Without derogation from the provisions of clause 6.4, upon execution of this Agreement, the National shall take all steps necessary to withdraw and forever stay any proceedings commenced or pending by the National against Mr Scott in any Court, Commission or Tribunal in respect of any Claim which is released and discharged pursuant to clause 6.4.

6.6                                 Nothing in clause 6.4 shall limit or affect the National’s right to prosecute a Claim against Mr Scott should it be discovered at a later date that Mr Scott had deliberately defrauded the National.

7                                         Confidentiality

7.1                                 Subject to this Agreement, a party to this Agreement must not disclose to any person whatsoever the terms of this Agreement including, without limiting the generality of this obligation, the amounts payable hereunder by the National or the discussions between the parties leading to the making of this Agreement.

7.2                                 A party may disclose the matters referred to in clause 7.1 as follows:

(a)                                  in the case of Mr Scott to his family;

(b)                                 to the legal and financial advisers of that party;

(c)                                  with the prior written consent of the other party;

(d)                                 as required by law;

(e)                                  as required by any regulatory body including a stock exchange;

(f)                                    for the purpose of enforcing its rights or the other party’s obligations under this Agreement, or to defend any Claim by the other party against it, in legal proceedings; or

(g)                                 for the purpose of effecting any rollover of any eligible payments provided in clause 2 to an approved superannuation fund.

7.3                                 Without limiting any express or implied obligation of confidentiality binding upon Mr Scott under any statute (including the Corporations Act) or under his contract of employment with NWMSL, Mr Scott undertakes that he will not divulge to any person or use any trade secrets or Confidential Information concerning the business, financial arrangements or position of the National or any of its Subsidiaries or any other confidential information belonging to the National or any of its Subsidiaries except with prior written authority of the National or where the Confidential Information has come into the public domain through no fault of Mr Scott or where that disclosure is required by law.

7.4                                 Neither party shall disparage the other nor speak of the other in terms which are likely to be injurious to the commercial or personal standing of the other.

8                                         Public Comment

8.1                                 Mr Scott and the National must not make any statement, or induce anyone else to make any statement (whether written or oral) about Mr Scott’s employment, the cessation of that employment or any related matter which:

(a)                                  in respect of Mr Scott is likely to harm his reputation; or

(b)                                 in respect of the National, is likely to harm the reputation of the National, its directors, officers or employees, unless and to the extent that the statement is required to be made by law or by a stock exchange.

8.2                                 The National and Mr Scott will agree on the form of any public statement which may be made about any of the events described in the Recitals to this Agreement, and will not make any public statement about any matter described in the Recitals without the agreement of the other party.

9                                         No Representation

Mr Scott agrees not to represent himself, after the Termination Date, as an officer or employee of the National or as being in any way connected with or interested in the business of the National other than as the holder of Shares or Options.

10                                  Competency

Mr Scott acknowledges that:

(a)                                  he was given the opportunity to seek independent legal and other advice of his choice before executing this Agreement;

(b)                                 in light of any advice provided, he considered his position;

(c)                                  if advised by his legal representative, he has been advised as to the terms of this Agreement;

(d)                                 the effect of this Agreement is fully understood; and

(e)                                  the terms of this Agreement are fair and reasonable.

11                                  Entire Agreement

Each party acknowledges and agrees that this Agreement:

(a)                                  constitutes the entire agreement of the parties concerning the resolution of all matters relating to the employment and termination of Mr Scott’s employment with the National; and

(b)                                 supersedes all prior agreements, understandings and negotiations in respect of same.

12                                  No Representations and Warranties

Each party acknowledges that in entering into this Agreement it has not relied on any representations or warranties from or by the other party except as expressly provided by the written terms of this Agreement.

13                                  Transition Arrangements and future assistance

13.1                           Subject to clause 13.2, Mr Scott agrees that he will, if requested by the National or any of its Subsidiaries, both prior to and subsequent to the Termination Date provide such assistance (including by giving statements and evidence) as the National or the Subsidiary may reasonably require in respect of any court proceedings or any investigation or enquiry by any relevant regulator in relation to the National or the Subsidiary.

13.2                           The National agrees to pay Mr Scott such remuneration as may be agreed between the parties, and reimburse Mr Scott for all reasonable expenses incurred by Mr Scott, in providing the assistance referred to in clause 13.1 after the Termination Date.  Mr Scott will not be obliged to provide any assistance pursuant to clause 13.1 until his remuneration for doing so is agreed.

14                                  National Property

Mr Scott agrees:

(a)                                  to deliver to the National, on or before the Termination Date, all property belonging to the National, which is in his possession, custody or control including without limitation all books, documents (including emails), papers, materials and any other item; and

(b)                                 not to make or retain a copy of any document which is the property of the National including any computer-based copies.

15                                  Severance

Part or all of any provision of this Agreement that is illegal or unenforceable will be severed from this Agreement and will not affect the continued operation of the remaining provisions of this Agreement.  This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

16                                  Variation and Waiver

A provision of this Agreement or a right created under it may not be waived or varied except in writing, signed by each of the parties or their authorised representatives.

17                                  Inconsistent Agreements

If a provision of this Agreement is inconsistent with a provision of any other agreement between the parties to this Agreement the provisions of this Agreement will prevail.

18                                  Counterparts

This Agreement may be executed in counterparts.  All executed counterparts constitute one document.

19                                  Governing Law

This Agreement is governed by the law of the State of Victoria.

EXECUTED as an AGREEMENT

SIGNED on behalf of NATIONAL AUSTRALIA BANK LIMITED by its duly authorised representative in the presence of	) ) ) )

/s/ Robert Geoffrey Williams		/s/ Arthur Willett
Signature of witness		Signature of authorised representative

Robert Geoffrey Williams		Arthur Willett
Name of witness (print)		Name of representative (print)

General Manager Workplace Solutions
Office held

(By executing this Agreement the signatory warrants that he is duly authorised to execute this Agreement on behalf of National Australia Bank Limited)

SIGNED on behalf of NATIONAL WEALTH MANAGEMENT SERVICES LIMITED by its duly authorised representative in the presence of	) ) ) )

/s/ Suzanne Maudlen		/s/ Stephen Tucker
Signature of Company Secretary		Signature of authorised representative

Suzanne Maudlen		Stephen Tucker
Name of witness (print)		Name of representative (print)

Director
Office held

(By executing this Agreement the signatory warrants that he is duly authorised to execute this Agreement on behalf of National Wealth Management Services Limited)

SIGNED by PETER BROOKE SCOTT in the presence of	) )

/s/ A.J. Millicheap		/s/ Peter Scott
Signature of witness		Peter Brooke Scott

Alason Millicheap		Peter Brooke Scott
Name of witness (print)